Exhibit 10.2

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP

SERIES C UNIT AWARD AGREEMENT

(CEO VERSION)

THIS SERIES C UNIT AWARD AGREEMENT (this “Agreement”) is entered into and effective as of May 16, 2012 (the “Award Date”), by and among (i) Healthcare Trust of America Holdings, LP, a Delaware limited partnership (the “Partnership”), (ii) Healthcare Trust of America, Inc., a Maryland corporation and the Partnership’s general partner (the “Company”), and (iii) Scott D. Peters (the “Grantee”) and sets forth certain terms and conditions of the Series C Units of the Partnership (“Series C Units”) hereby being issued to the Grantee.

R E C I T A L S

WHEREAS, the Grantee is an employee of the Company and provides services to or for the benefit of the Partnership;

WHEREAS, the Company and the Partnership desire that Series C Units be issued to the Grantee in consideration for the Grantee’s services to or for the benefit of the Company and the Partnership; and

WHEREAS, the Series C Units being issued to the Grantee pursuant to this Agreement are intended to be a separate “profits interest” in the Partnership within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343.

NOW, THEREFORE, in consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties agree as follows:

1.	Partnership Agreement; Company Stock Plan. The Partnership is governed by an Amended and Restated Agreement of Limited Partnership entered into as of May 16, 2012 (as it may be amended from time to time, the “Partnership Agreement”), which sets forth the rights and obligations of the partners of the Partnership with respect to their interests in the Partnership. The Series C Units being issued pursuant to this Agreement are being issued as part of an equity incentive plan established pursuant to the Partnership Agreement and approved by the Company in its capacity as the General Partner of the Partnership. To the extent the Grantee has not previously executed and delivered a counterpart to the Partnership Agreement, concurrently herewith, the Grantee shall promptly deliver to the Partnership an executed joinder to the Partnership Agreement in the form attached hereto as Exhibit A, pursuant to which the Grantee shall become a partner of the Partnership and subject to all of the terms and conditions of the Partnership Agreement. The Series C Units being issued pursuant to this Agreement are also being issued pursuant to an award granted by the Company under its Amended and Restated 2006 Incentive Plan (the “Company Stock Plan”). In addition to the terms and conditions of this Agreement, the Series C Units being issued pursuant to this Agreement are also subject to the terms and conditions of the Partnership Agreement and the Company Stock Plan (except that, in the case of a Change in Control, the accelerated vesting provisions of Section 13.7 of the Company Stock Plan shall not apply to the Award). Capitalized terms used in this Agreement without definition shall have the same meanings as in the Partnership Agreement.

2.	Grant. The Partnership hereby issues to the Grantee one million four hundred fifty thousand (1,450,000) Series C Units in the Partnership (the “Award”). The Grantee’s initial Capital Account with respect to such Series C Units shall equal zero (0), and if, immediately after the Award, the Partnership sold all of its assets for cash equal to their fair market value, paid all of its liabilities (limited, however, in the case of nonrecourse liabilities to the fair market value of the assets securing such liabilities) and liquidated, distributing any remaining cash to the partners of the Partnership pursuant to Article 5 of the Partnership Agreement, the Grantee’s share of such distribution with respect to the Series C Units subject to the Award would be equal to zero (0). The Series C Units subject to the Award shall be entitled to the distribution and participation rights set forth in the Partnership Agreement. Any Series C Units that vest pursuant to the terms of this Agreement and meet the other conditions specified in the Partnership Agreement shall automatically be converted into Common Series B Units of the Partnership, and at the request of the holder, such Common Series B Units may be converted into shares of the Company’s common stock (“Company Common Stock”) if the Company consents, such conversion in each case being subject to the terms and provisions of the Partnership Agreement; provided, however, that if the Company implements the contemplated recapitalization of its common stock after the Award Date, the holder would be entitled to receive, for each Common Series B Unit being converted after the effective date of such recapitalization, the securities distributed with respect to one share of Company Common Stock pursuant to such recapitalization (which is currently expected to be one-fourth of a share of the Company’s Class A common stock, one-fourth of a share of the Company’s Class B-1 common stock, one-fourth of a share of the Company’s Class B-2 common stock, and one-fourth of a share of the Company’s Class B-3 common stock), with such securities in each case being subject to the terms and restrictions applicable to that class of securities as set forth in the Company’s Articles of Amendment and Restatement as it may hereafter be amended from time to time. Series C Units are also subject to redemption pursuant to Sections 4.1(e) and 8.7 of the Partnership Agreement.

Reference is made to that certain Employment Agreement (the “Employment Agreement”), dated as of July 1, 2009, between the Company and the Grantee. The Award is the “Equity Interest” award referenced in Section 5 of the Employment Agreement and in full satisfaction of such award.

3.	Vesting. Except as expressly provided in and subject to Section 5 below, the Series C Units subject to the Award are subject to the vesting requirements set forth below in this Section 3:

(a) The Series C Units subject to the Award shall be eligible to vest only upon the occurrence of a Trigger Event. For these purposes, a “Trigger Event” shall be the first to occur after the Award Date of (i) a listing of the Company’s common stock on a national securities exchange (a “Listing”) or (ii) a Change in Control (as such term is defined in the Company Stock Plan); provided, however, that, for purposes of the Award, a Listing or Change in Control that occurs at any time after the fourth anniversary of the Award Date (the “Expiration Date”) shall not be considered a Trigger Event; and provided, further, that if a Trigger Event occurs, any subsequent Listing or Change in Control that occurs after the Trigger Event shall be disregarded. If no Trigger Event has occurred on or before the Expiration Date, any unvested Series C Units will terminate and be forfeited on such date.

(b) Except as provided in Section 3(d) below with respect to the Additional CEO Units, upon the occurrence of a Trigger Event, the number of Series C Units subject to the Award that will vest on the Trigger Event will be determined based on the actual or implied value of a share of Company Common Stock at the time of the Trigger Event (the “Per-Share Value”) in accordance with the following table:

Per-Share Value	Number of Series C Units That Vest
$10.75	300,000
$11.00	400,000
$11.25	500,000
$11.50	600,000
$11.75	700,000
$12.00	775,000
$12.25	850,000
$12.50	900,000
$12.75	950,000
$13.00 or more	1,000,000

If the Per-Share Value is between $10.75 and $13.00, the number of Series C Units that vest will be prorated between the applicable levels in the table above. Except as provided in Section 3(c), if the Per-Share Value is less than $10.75, no Series C Units will vest on the Trigger Event. The Per-Share Values set forth above shall be subject to equitable adjustments upon the occurrence of an event contemplated by Section 14.1 of the Company Stock Plan (for example and without limitation, a stock split or similar event affecting the value of the Company Common Stock).

(c) If the Trigger Event is a Listing, the Series C Units subject to the Award that do not vest on the Listing pursuant to  Section 3(b) will remain eligible to vest following the Listing as provided in this Section 3(c). If, during the period commencing with the date on which the Listing occurs and ending on the fourth anniversary of the Award Date (such period, the “Post-Listing Measurement Period”), the average of the closing prices of a share of the Company Common Stock for any period of twenty (20) consecutive trading days that occurs during the Post-Listing Measurement Period (such average, a “Post-Listing Per-Share Value”) exceeds the Per-Share Value in the Listing, an additional number of the Series C Units subject to the Award (not less than zero) will vest as of the last day of such 20-trading day period equal to (1) the number of Series C Units subject to the Award that would vest based on such Post-Listing Per-Share Value in accordance with the chart in Section 3(b) above, less (2) the aggregate number of Series C Units subject to the Award that previously vested on or after the Listing. Any Series C Units that have not vested by the end of the Post-Listing Measurement Period will not vest and will be forfeited at the end of such period.

If the Trigger Event is a Change in Control, any Series C Units that do not vest in connection with the Change in Control will terminate and be forfeited as of such Change in Control (other than Additional CEO Units, which shall be subject to the provisions of Section 3(d) below).

(d) Four hundred fifty thousand (450,000) of the total number of Series C Units subject to the Award (the “Additional CEO Units”) will not be subject to the foregoing vesting provisions but will be eligible to vest in full upon a Change in Control that occurs at any time before the third anniversary of the Award Date. If a Change in Control does not occur before the first to occur of (1) the third anniversary of the Award Date, or (2) the termination of the Grantee’s employment for any reason, all Additional CEO Units will be forfeited upon the first to occur of such events; provided, however, that if the Grantee’s employment terminates in the circumstances contemplated by either Section 5(b) or Section 5(c) below, the provisions of such section will apply in determining the vesting of the Additional CEO Units.

4.	No Rights to Continued Employment. Except as provided in Section 5 below, the vesting requirements set forth in Section 3 require continued employment through each applicable vesting date as a condition to the vesting of the applicable installment of the Series C Units subject to the Award. Employment for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment as provided in Section 5 below. Nothing contained in this Agreement or the Partnership Agreement constitutes a continued employment or service commitment by the Company, the Partnership or any of their respective affiliates, affects the Grantee’s status as an employee of the Company at will who is subject to termination without cause, confers upon the Grantee any right to remain employed by or in service to the Company, the Partnership or any of their respective affiliates, interferes in any way with the right of the Company, the Partnership or any of their respective affiliates at any time to terminate such employment or service, or affects the right of the Company, the Partnership or any of their respective affiliates to increase or decrease the Grantee’s other compensation.

5.	Termination of Employment.

(a) General. Except as expressly provided in this Section 5, if the Grantee’s employment with the Company or any of its subsidiaries terminates or is terminated for any reason, the Series C Units subject to the Award which have not previously vested pursuant to Section 3 shall terminate and be forfeited on the date of such termination of employment.

(b) Termination Due to Death or Disability. If the Grantee’s employment with the Company or one of its subsidiaries terminates due to the Grantee’s death or Disability (as defined in the Employment Agreement) prior to the occurrence of either a Trigger Event or the Expiration Date, the Award (excluding the Additional CEO Units) will remain outstanding following such termination and eligible to vest upon a Trigger Event in accordance with Sections 3(a) and 3(b) of this Agreement; provided, however, that the provisions of Section 3(c) for additional vesting following a Trigger Event that is a Listing shall not apply. Upon such a Trigger Event, the Series C Units subject to the Award that remain unvested and do not vest in connection with such event shall thereupon terminate and be forfeited. In addition, if the Grantee’s employment terminates due to his death or Disability prior to the occurrence of either a Change in Control or the third anniversary of the Award Date, the Additional CEO Units will become vested on the date of such a termination of the Grantee’s employment.

(c) Termination That Triggers Severance Benefits. If the Grantee’s employment with the Company or one of its subsidiaries terminates prior to the occurrence of either a Trigger Event or the Expiration Date and the Grantee is entitled to severance benefits in connection with such termination under Section 8 of the Employment Agreement as then in effect, then the Award will vest as to five hundred thousand (500,000) Series C Units (excluding the Additional CEO Units) upon the date of such termination, and the remainder of the Award (excluding the Additional CEO Units) will remain outstanding following such termination and eligible to vest upon a Trigger Event in accordance with Sections 3(a) and 3(b) of this Agreement; provided, however, that the provisions of Section 3(c) for additional vesting following a Trigger Event that is a Listing shall not apply; and provided, further, that any vesting of the Award in connection with such a termination of employment shall be contingent upon the Grantee’s satisfaction of the general release requirement provided in Section 8 of the Employment Agreement. In the event that a Trigger Event occurs following such a termination of the Grantee’s employment, the number of Series C Units that shall vest on such Trigger Event (subject to the foregoing release requirement) shall be an amount (not less than zero) equal to (i) the number of Series C Units that would have vested on such Trigger Event pursuant to Section 3(b) above, less (ii) five hundred thousand (500,000). Upon such a Trigger Event, the Series C Units subject to the Award that remain unvested and do not vest in connection with such event shall thereupon terminate and be forfeited. In addition, if a termination of the Grantee’s employment described in this Section 5(c) occurs prior to the occurrence of either a Change in Control or the third anniversary of the Award Date, the Additional CEO Units will become vested on the date of such a termination of the Grantee’s employment, subject to the Grantee’s satisfaction of the requirement to provide a release as contemplated above.

(d) Certain Terminations During Post-Listing Measurement Period. Notwithstanding the foregoing provisions, if, at any time during the Post-Listing Measurement Period following a Trigger Event that is a Listing, the Grantee’s employment with the Company or one of its subsidiaries terminates and either (i) the Grantee is entitled to severance benefits in connection with such termination under Section 8 of the Employment Agreement as then in effect or (ii) the termination is due to the Grantee’s death or Disability, the Award (excluding the Additional CEO Units) will remain outstanding following such termination and eligible to vest in accordance with the provisions of Section 3(c) above through the first to occur of (x) the first anniversary of the Grantee’s termination date or (y) the last day of the Post-Listing Measurement Period; provided, however, that if the Grantee’s employment terminates in the circumstances referred to in clause (i) of this Section 5(d)

and the Award on the date of such termination is vested as to less than five hundred thousand (500,000) Series C Units as of the date of such termination in the aggregate (including any Series C Units that vested upon the Listing and at any time during the Post-Listing Measurement Period), the Award will vest to such extent that five hundred thousand (500,000) Series C Units will be vested on the date of such termination, and the remainder of the Award (excluding the Additional CEO Units) will remain outstanding following such termination and eligible to vest as provided in this Section 5(d); and provided, further, that the number of additional Series C Units that shall vest as of any date after the date of such termination shall be an amount (not less than zero) equal to (A) the number of Series C Units subject to the Award that would vest based on the applicable Post-Listing Per-Share Value as of such date in accordance with the chart in Section 3(b) above, less (B) the aggregate number of Series C Units subject to the Award that previously vested on or after the Listing (including any Series C Units that vested pursuant to this Section 5(d)). In addition, any vesting of the Award pursuant to this Section 5(d) in connection with a termination of employment referred to in the foregoing clause (i) shall be contingent upon the Grantee’s satisfaction of the general release requirement provided in Section 8 of the Employment Agreement. Any Series C Units subject to the Award that remain unvested on the date referred to in the foregoing clause (x) or clause (y), as applicable, shall thereupon terminate and be forfeited.

6.	Forfeiture of Series C Units. If any Series C Units are forfeited as a result of any of the provisions of this Agreement, neither the Company nor the Partnership will have any obligation to make payment with respect to the forfeited units except to remit to the Grantee the following amount (if positive) for each such forfeited unit: (i) the Grantee’s aggregate capital contributions made (or deemed made pursuant to Section 4.1(c) of the Partnership Agreement) with respect to such unit, minus (ii) the aggregate amount of Losses allocated to such unit (but only to the extent that such Losses exceed the aggregate amount of Profits allocated to such unit), minus (iii) the aggregate distributions made with respect to such unit. Upon a forfeiture of Series C Units, the Grantee shall have no other rights with respect to such units other than the right to receive the payment (if any) due in respect thereto pursuant to the immediately preceding sentence.

7.	Restrictions on Transfer. In addition to the transfer restrictions contained in Article XI of the Partnership Agreement and Section 13.3 of the Company Stock Plan, prior to the time that the Series C Units subject to the Award become vested in accordance with the terms hereof, neither the Series C Units subject to the Award, nor any interest therein nor any amount payable in respect thereof, may be Transferred, provided that such transfer restrictions shall not apply to (a) transfers to the Company or the Partnership, or (b) transfers by will or the laws of descent and distribution. After the Series C Units subject to the Award have become vested, such Series C Units may be transferred only in accordance with the terms of the Partnership Agreement.

8.

Compliance; Application of Securities Laws. This Agreement and the offer, issuance and delivery of the Series C Units subject to the Award or other securities and/or the payment of money under this Agreement are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities laws) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company or the Partnership, be necessary or advisable in connection therewith. Any securities delivered under this Agreement will be subject to such restrictions, and the person acquiring such securities will, if requested by the Company or the Partnership, provide such assurances and representations to the Company or the Partnership as the Company or the Partnership may deem necessary or desirable to assure compliance with all applicable legal requirements.

9.	Investment Representations. The Grantee acknowledges that the Series C Units subject to the Award are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), based in reliance upon exemptions from registration promulgated under the Securities Act, and in reliance upon comparable exemptions from registration under applicable state securities laws, as each may be amended from time to time. By execution of this Agreement and in order to induce the Company and the Partnership to issue the Series C Units subject to the Award, the Grantee makes the representations set forth below to the Company and the Partnership and acknowledges that the reliance of the Company and the Partnership on federal and state securities law exemptions from registration and qualification is predicated, in part, on the accuracy of such representations.

(a) No Intent to Sell. The Grantee represents that he or she is acquiring the Series C Units subject to the Award solely for his or her own account, for investment purposes only, and not with a view to or an intent to sell, or to offer for resale in connection with any unregistered distribution, all or any portion of the Series C Units subject to the Award within the meaning of the Securities Act or other applicable state securities laws.

(b) No Reliance on the Company or the Partnership. In evaluating the merits and risks of an investment in the Series C Units, the Grantee represents that he or she has and will rely upon the advice of his or her own legal counsel, tax advisors, and/or investment advisors.

(c) Relationship to and Knowledge about the Company and the Partnership. The Grantee represents that he or she is knowledgeable about the Company and the Partnership and has a preexisting personal and business relationship with the Company and the Partnership. As a result of such relationship, the Grantee is familiar with, among other characteristics, the business and financial circumstances of the Company and the Partnership and has access on a regular basis to and may request balance sheet and income statement of the Company and the Partnership setting forth information material to financial condition, operations and prospects of the Company and the Partnership .

(d) Risk of Loss. The Grantee understands that any value that the Series C Units subject to the Award may have depends on an increase in the value of the Partnership after the Award Date and that any investment in securities of a closely held private entity such as the Partnership is non-marketable, non-transferable and could require the Grantee’s capital to be invested for an indefinite period of time, possibly without return and at risk of loss.

(e) Restrictions on Series C Units. The Grantee represents that he or she understands that the Series C Units subject to the Award (both before and after such Series C Units vest) are and will be characterized as “restricted securities” under the federal securities laws since the interests are being acquired from the Partnership in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Grantee acknowledges being familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and represents that the Grantee understands the resale limitations imposed thereby and by the Securities Act and the applicable state securities laws.

(f) Additional Restrictions. The Grantee represents that he or she has read and understands the restrictions and limitations imposed on the Series C Units subject to the Award hereunder and under the Partnership Agreement.

(g) No Oral Representations. The Grantee represents that at no time was an oral representation made to him or her relating to the acquisition of the Series C Units subject to the Award and that he or she was not presented with or solicited by any promotional meeting or material relating to such Series C Units.

(h) Partnership Agreement; Company Stock Plan. The Grantee acknowledges receipt of the Partnership Agreement and the Company Stock Plan. The Grantee further acknowledges that he or she has carefully read and understands this Agreement, the Partnership Agreement and the Company Stock Plan, as well as the Prospectus for the Company Stock Plan, and that he or she has had a sufficient amount of time to consult with his or her own legal, tax, financial and other advisors regarding the Series C Units subject to the Award and these documents and his or her obligations and potential obligations as a holder of the Series C Units.

(i) Commitment. The Grantee represents that he or she has adequate means of providing for his or her current needs and personal and family contingencies. The Grantee represents that he or she is financially able to bear the economic risk of holding the Series C Units subject to the Award (and incurring obligations as a partner of the Partnership) for an indefinite period.

(j) Sophistication. The Grantee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of holding the Series C Units subject to the Award and of making an informed investment decision with respect to the acceptance of the Award.

(k) Accredited Investor. The Grantee represents that he or she is an “accredited investor” as that term is defined in Section 501(a) under Regulation D promulgated by the Securities and Exchange Commission under the Securities Act, or that he or she has notified the Company and the Partnership in writing that he is not such an “accredited investor.” The Grantee acknowledges understanding that he or she is generally considered an accredited investor under federal securities laws only if one of the following circumstances applies: (i) the Grantee’s individual net worth (or joint net worth with his or her spouse) exceeds $1,000,000, (ii) the Grantee had individual income in excess of $200,000 in each of the two most recent years or joint income with his or her spouse in excess of $300,000 in each of the two most recent years, and the Grantee (or the Grantee and his or her spouse) has a reasonable expectation of reaching the same income level in the current year, or (iii) the Grantee is a director or executive officer of the Company or the Partnership.

10.	Profits Interest Treatment. In accordance with Rev. Proc. 2001-43, 2001-2 CB 191, the Partnership shall treat the Grantee as the owner of the Series C Units subject to the Award from the Award Date, and shall file the Partnership’s tax returns and issue any appropriate Schedules K-1 to the Grantee. The Grantee agrees to take into account his or her distributive share of the Partnership’s net income and net losses in computing his or her U.S. federal income tax liability for the entire period during which the Grantee holds the Series C Units subject to the Award. The Partnership and the Grantee shall not claim a deduction (as wages, compensation or otherwise) for the fair market value of the Series C Units subject to the Award, either at the Award Date or at the time (if any) that the Series C Units subject to the Award become vested. The provisions of this Section 11 shall be construed in accordance with Section 4 of Rev. Proc. 2001-43.

11.	Taxes. The Company and the Partnership shall have the right to require the Grantee to pay or provide for the payment of any amounts the Company or the Partnership is required to withhold or make payments to any taxing authority or other governmental entity with respect to the Series C Units subject to the Award. The Partnership shall also have the right to withhold from the Grantee with respect to the Series C Units subject to the Award as set forth in Section 10.5 of the Partnership Agreement.

12.	Notices. Any notice to be given under the terms of this Agreement shall be given in accordance with Section 15.1 of the Partnership Agreement.

13.	Further Assurances. Each of the parties hereto shall use its reasonable and diligent best efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for such party’s benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein.

14.	Modifications, Amendments and Waivers. This Agreement may not be amended, modified or altered except by a written agreement signed by the Company, the Partnership and the Grantee. The Company and the Partnership may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Grantee hereunder or under the Partnership Agreement or the Company Stock Plan, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

15.	Entire Agreement. The Partnership Agreement, the Employment Agreement, the Company Stock Plan, this Agreement and the agreements, documents and instruments to be executed and delivered pursuant hereto or referred to herein are intended to embody the final, complete and exclusive agreement among the Company, the Partnership and the Grantee with respect to the Grantee’s acquisition of the Series C Units subject to the Award and conversion of such Series C Units into any other securities, are intended to supersede all prior agreements, understandings and representations, written or oral, with respect thereto, and may not be contradicted by evidence of any such prior or contemporaneous agreements, understandings or representations, whether written or oral.

16.	Governing Law. This Agreement will be governed by, construed under and interpreted in accordance with the internal laws of the State of Delaware without regard to its conflict of laws principles.

17.	Dispute Resolution. In the event that any dispute or disagreement arises between the parties in connection with any provision of this Agreement, the parties shall first submit such disagreements to mediation, which mediation shall occur in Scottsdale, Arizona. Either party may commence mediation by providing to Judicial Arbitration and Mediation Services, Inc. (“JAMS”) and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties shall cooperate with JAMS and with one another in selecting a mediator from JAMS panel of neutrals, and in scheduling the mediation proceedings. The parties shall share equally in the costs of mediation. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may commence a legal action with respect to the matters submitted to mediation at any time following the initial mediation session or forty-five (45) days after the date of filing the written request for mediation, whichever occurs first.

18.	Binding Effect. This Agreement and the rights, covenants, conditions and obligations of the respective parties hereto and any instrument or agreement executed pursuant hereto shall be binding upon the parties and their respective successors, permitted assigns and legal representatives. Except as expressly provided herein or in the Partnership Agreement and in the Company Stock Plan, the rights and obligations of the Grantee created hereby are non-assignable.

19.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. Facsimile counterpart signatures to this Agreement shall be binding and enforceable.

20.	Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

21.	Interpretation. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof will be implied because this Agreement was prepared by or at the request of any party or its counsel. The parties waive any statute or rule of law to the contrary.

22.	Severability. The provisions of this Agreement are severable. The invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof shall be declared invalid or unenforceable, the remaining provisions shall remain in full force and effect and shall be construed in the broadest possible manner to effectuate the purposes hereof. The parties further agree to replace such void or unenforceable provisions of this Agreement with valid and enforceable provisions that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

23.	Satisfaction of All Rights to Equity. Except as otherwise expressly provided in the Employment Agreement, the Award is in complete satisfaction of any and all rights that the Grantee may have (under an employment, consulting, or other written or oral agreement with the Company, the Partnership or any of their respective affiliates) to receive any partnership interest, equity or derivative security in or with respect to the Company, the Partnership or any of their respective affiliates. This Agreement supersedes the terms of all prior understandings and agreements, written or oral, of the Grantee (on the one hand) and the Company, the Partnership and any of their respective affiliates (on the other hand) with respect to such matters. The Grantee shall have no further rights or benefits under any prior agreement conveying any right with respect to any partnership interest, equity or derivative security in or with respect to the Company, the Partnership or any of their respective affiliates.

24.	Clawback Policy. The Series C Units subject to the Award, and any securities that may issued pursuant to the conversion of such Series C Units, are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Series C Units or other cash, securities or property received with respect to the Series C Units (including any value received from a disposition of the Series C Units or such other securities or property).

25.	Section 83(b) Election; No Advice Regarding Grant. The Grantee hereby acknowledges that it is the Grantee’s sole responsibility (and not the Partnership’s or the Company’s) to file timely the election under Section 83(b) of the Code. The Grantee is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice the Grantee may determine is needed or appropriate with respect to the Award (including, without limitation, to determine the foreign, state, local, estate and/or gift tax consequences with respect to the Award, the advantages and disadvantages of making an election under Section 83(b) of the Code with respect to the Award, and the process and requirements for such an election). Neither the Company or the Partnership, nor any of their respective officers, directors, affiliates or advisors makes any representation (except for the terms and conditions expressly set forth in this Agreement) or recommendation with respect to the Award or the making an election under Section 83(b) of the Code with respect to the Award. Except for the withholding rights set forth in Section 11 above, the Grantee is solely responsible for any and all tax liability that may arise with respect to the Award.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

“Company” HEALTHCARE TRUST OF AMERICA, INC., A MARYLAND CORPORATION

By
Name:
Title:

“Partnership” HEALTHCARE TRUST OF AMERICA HOLDINGS, LP, A DELAWARE LIMITED PARTNERSHIP

By
Name:
Title:

“Grantee”

Scott D. Peters

SPOUSAL CONSENT

In consideration of the execution of the foregoing Agreement by Healthcare Trust of America, Inc., a Maryland corporation, and Healthcare Trust of America Holdings, LP, a Delaware limited partnership, I,                     , the spouse of the Grantee therein named, do hereby agree, as of the date first set forth above, to be bound by all of the terms and provisions thereof.

Signature of Spouse

EXHIBIT A

JOINDER TO PARTNERSHIP AGREEMENT